Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AND SERVICES AGREEMENT

(FULL SERVICE LOYALTY/BENEFITS APPLICATION)

BETWEEN

CARD COMMERCE INTERNATIONAL, INC.

AND

NBO SYSTEMS, INC.

LICENSE AND SERVICES AGREEMENT

THIS LICENSE AND SERVICES AGREEMENT ("Agreement") is made and entered into as of the 31st day of July 2002, by and between Card Commerce International, Inc., a Delaware corporation ("CCI"), and the party whose signature appears on the signature page hereto ("Customer"), with reference to the following facts:

RECITALS

A.     CCI has developed proprietary Applications (as defined below), for analyzing and reporting data generated in electronic financial transactions. Among other uses, these Applications are used in risk management and fraud detection; data analysis, mining, reporting and warehousing; and generation of reports and data related to the foregoing. The Applications are used to assist in providing secure financial transactions in consumer-to-business and business-to-business transactions, loyalty and benefits programs, and other purposes.

B.     Customer desires to engage CCI to provide certain Services (as defined below) and to use, develop and adapt certain Systems and Applications (each as defined below). Customer further desires to obtain and assure CCI's continuing expertise and assistance.

C.    Customer desires to engage CCI to provide the Services, and CCI desires to provide the Services, on and subject to the terms and conditions of this Agreement.

Therefore, the parties agree as follows:

1. CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

1.1 "Acquirer" means a company that purchases sales drafts from merchants that have accepted a credit card (including bank cards and cards issued by commercial issuers), charge card or debit card as a form of payment for products or services.

1.2 "Applications" means any and all rights, domestic and international, of CCI in and to the Software, systems, know how, formulae, processes, designs, trade secrets, copyrights, licenses, approvals and consents, and contract rights of CCI in any way concerning the foregoing, for data analysis, processing and reporting in connection with electronic financial transactions, credit, charge and debit transactions, including without limitation

(a) data acquisition and input;

(b) data mapping and normalization into a Transaction Database;

(c) Transaction Data manipulation; and

(d) Report Generation.

1.3 "Business Rules" means the rules, specifications, formulae, processes, qualification standards and requirements of Customer's business and/or the Customer Program that are used by, implemented by or embodied in the Software for Report Generation in accordance therewith.

1.4 "CCI Marks" mean any and all rights, domestic and international, in and to the designs, trade dress, commercial symbols, trademarks, service marks, trademark and copyright registrations or applications therefore (if any), and contract rights of CCI related to the foregoing.

1.5 "Consumer Participant" means a person who has registered a credit card, charge card, debit card or other account with Customer, agreed to participate in the Program and become a registered Program cardholder.

1.6 "Consumer Participant Support" is defined in Schedule B.

1.7 "Designated Applications" means the Application(s) described in Schedule A hereto and the Enhancements thereto.

1.8 "Enhancements" means any and all enhancements, adaptations or variations to each of the Applications, including without limitation the Software.

1.9 "Enhancements Support" is defined in Schedule B.

1.10 "Initial Record" means any Transaction Data record from a Merchant Participant.

1.11 "Customer Privacy Policy" means the privacy policy that Customer provides to Consumer Participants, as the same may be amended from time to time.

1.12 "Customer Program" means the loyalty/benefits program operated by Customer, if any, in each case where the Designated Applications include the Loyalty/Benefits Application.

1.13 "Customer Rights" means any and all rights of Customer in and to any intellectual property and proprietary rights of Customer, including without limitation domestic and international rights in and to (i) trademarks, commercial symbols, service marks and trademark registrations or applications therefore (collectively, "Customer Marks"); (ii) Consumer Participant lists and data (collectively, "Customer Data"); (iii) trade secrets, trade dress, copyrights, copyright registrations or applications therefore, licenses, approvals and consents; and (iv) any contract rights related to any of the foregoing.

1.14 "Merchant Participant" means a merchant that has agreed to participate in the Program, directed the Acquirer of its Consumer Participant card transactions (if any) to report its Transaction Data to CCI and the clearing and settlement agents within the VISA/MasterCard bank card and/or commercial issuer interchange network(s), as applicable, and report Participant Transaction Data to CCI through a telecommunications link with or to CCI.

1.15 "New Merchant Support" is defined in Schedule B.

1.16 "Participant" means either a Consumer Participant or a Merchant Participant. The term "Participants" refers collectively to Consumer Participants and Merchant Participants.

1.17 "Program Support" is defined in Schedule B.

1.18 "Qualified Record" means an Initial Record containing Transaction Data that has been received and reviewed by CCI and determined to contain Transaction Data for a Consumer Participant.

1.19 "Requirements Document" is defined in Section2.2 below.

1.20 "Services" means the Services described in Schedule B hereto.

1.21 "Setup Phase" means the period beginning as of the effective date of this Agreement and ending upon (a) CCI's certification of the training of personnel on use of the Designated Applications and (b) establishment of one or more telecommunications links to one or more Transaction Data processors or other providers and successful Transaction Data mapping and normalization from such source(s) in accordance with the Designated Applications' standard features and functionality and/or any standards set forth in the Requirements Document.

1.22 "Software" means any set or series of computer instructions or computer program routines, computer program source code, computer program object codes, computer program flow charts, mathematical and scientific models and algorithms, including without limitation system software and application software, for use or exploitation of CCI's business.

1.23 "Systems" means the Applications and Enhancements.

1.24 "Systems Support" is defined in Schedule B.

1.25 "Technology" means any and all rights, domestic and international, in and to (i) the Systems; (ii) the architecture and/or design of the Software, including without limitation any protocols and interfaces for interacting with other programs, future flexibility and expandability; (iii) any information systems; (iv) any and all developments, know how, software, designs, trade secrets, trade dress, commercial symbols, marketing data and plans, customer lists, trademarks, service marks, copyrights, patent, patent applications or other governmental grants, licenses, approvals and consents, trademark and copyright registrations or applications therefore, permits, contract rights, licenses, whether previously or hereafter acquired by CCI, in any way concerning the Systems or the business of CCI; and (v) any and all creations which are or may become legally protectable or legally recognized as forms of property before or after the date hereof and that are derived from, similar to, relate to, concern, affect or may be competitive with the Systems, including with limitation all copyrights, inventions, know-how, designs; improvements, trade secrets, documentation, descriptions, contract rights and any other subject matter which is or may become legally protectable or legally recognized, whether by law or by contract, as a form of property; provided, however, that the Technology shall not include the Customer Rights.

1.26 "Transaction Data" means the data received from Merchant Participants, including Initial Records. Transaction Data may be obtained directly from Merchant, through an acquirer, or from other agents.

1.27 "Transaction Database" means the electronic database of Transaction Data records containing Participant data that is to be built and maintained by CCI pursuant to this Agreement, including Initial Records and Qualified Records.

1.28 "User Interface" means that portion of the Designated Application(s) consisting of the front-end Software or application that enables Customer and/or users to access and/or view the Transaction Data or reports containing Transaction Data, including terminal emulation software that is provided to Customer by CCI, but excluding any software used or obtained by Customer from a third party.

2. LICENSE AND SERVICES

2.1 Services. Subject to CCI's timely receipt of the fees and compensation as provided in Section 3 below, CCI shall:

        (a) use, operate, develop and adapt the Designated Applications as provided in this Agreement; and

        (b) provide to Customer the Services as described on Schedule B hereto.

2.2 Applications Specifications and Functionality. At or before conclusion of the Setup Phase, the Applications shall meet or exceed the Designated Applications' standard features and functionality, the Applications Specifications and Functionality Standards set forth on Schedule A hereto and any specific business requirements, operating procedures and specifications as may be mutually agreed by Customer and CCI during the term hereof. If requested by Customer, the parties agree to use their reasonable best efforts to work cooperatively and diligently to prepare and agree on any specific Business Rules, business requirements, operating procedures and specifications for the Applications as may be set forth in writing (the "Requirements Document") to fulfill the intent and purposes of this Agreement.

2.3 User Interface License. CCI grants to Customer:

        (i) A non-exclusive license to use the User interface during the term of this Agreement;

        (ii) Subject to CCI's reasonable consent, a non-exclusive right to sublicense the User Interface during the term of this Agreement to end users who are Participants or customers of Customer.

2.4 Use of Customer Rights and CCI Marks. CCI grants to Customer a non-exclusive license to use any CCI Marks to market the Designated Applications, alone or in conjunction with any Customer trademarks or service marks during the term of this Agreement; provided, however, that CCI shall have the right to approve or disapprove the format, size, placement or use thereof. Customer grants to CCI a limited, non-exclusive and worldwide license and right to use any Customer Rights, including without limitation trademarks and service marks, that CCI incorporates into the Designated Applications at Customer's request or with Customer's written permission, solely for such purpose and solely to the extent so incorporated. Customer further grants to CCI a non-exclusive, worldwide license to use, review, analyze, extract, and generate reports from the data provided to CCI directly or indirectly by Customer in connection with this Agreement or any other agreement between Customer and CCI for purposes reasonably related to carrying out the intent and purposes of this Agreement or any other agreement between Customer and CCI, including without limitation purposes related to providing the Services or operations and functions of the Designated Applications. CCI may not use said data for any purpose not directly applicable to Customer.

2.5 Customer Privacy Policy. Subject to the provisions of Section 7.1 below, CCI shall review and comply with the Customer Privacy Policy as in effect from time to time, provided that Customer shall provide a written copy of the Customer Privacy Policy to CCI at or prior to the parties' execution of this Agreement and any updates, modifications or changes to the Customer Privacy Policy as Customer may adopt from time prior to their adoption. CCI and

Customer shall use their reasonable best efforts to discuss and agree in good faith on potential modifications to the Customer Privacy Policy, the Services and/or CCI's practices to make such modifications thereto as may be reasonably appropriate to conform the Services to the then current Customer Privacy Policy.

2.6 Reservation of Rights. Neither party shall acquire any intellectual property or other rights in or to the intellectual property rights of the other party, except as specifically provided in this Agreement. Without limiting the generality of the foregoing, CCI shall acquire no rights in or to the Customer Rights, and Customer shall acquire no rights in or to the Technology, except as provided in this Agreement.

3. COMPENSATION

3.1 Compensation. Customer shall pay to CCI the fees and other compensation as provided on Schedule C hereto in accordance with Section 3.2 below during the term of this Agreement.

3.2 Payments. If and when requested by CCI, Customer shall establish and maintain a DDA for ACH payment as follows. On the tenth (10th) day following CCI's delivery to Customer of its monthly invoices for compensation due and payable to CCI by Customer hereunder, CCI shall have the right to cause to be withdrawn through the ACH or Automated Clearing House funds from a DDA or Demand Deposit Account designated by Customer an amount equal to the amount invoiced. For purposes of this subsection 3.2, the term ACH refers to an electronic network that provides for the transfer of funds among banks, government agencies and private companies. For purposes of this subsection 3.2, the term DDA refers to a bank account, such as a checking account, that allows the holder to withdraw funds or use funds for payment upon demand. Customer shall maintain sufficient funds in such DDA account as may be reasonably necessary to meet the amount of such invoices and shall execute and deliver such instruments, agreements and other documents as may reasonably be appropriate or necessary to effectuate the foregoing.

4. TERM AND TERMINATION

4.1 Term. The term of this Agreement shall be five (5) years from the effective date set forth in the preamble with successive one (1) year renewal unless notified by either party within ninety (90) days of its intent not to renew the ongoing five year term, or unless earlier terminated in accordance with Section 4.2 below. The period beginning on such effective date and ending on the effective date of such termination is sometimes referred to herein as the "term" of this Agreement.

4.2 Termination for Cause

        (a) This Agreement may be terminated for cause by Customer if:

                (1) CCI is in material breach of its obligations hereunder;

                (2) the Designated Applications experience or cause chronic failures after the Setup Phase, including irretrievable data loss repeated or continuing for thirty (30) days or more, chronic and repeated generation of materially inaccurate, garbled or unusable Qualified Records (other than defects arising from inaccurate or defective Transaction Data received by CCI from third parties resulting from transmission or other failures not within CCI's control);

                (3) CCI materially, repeatedly and chronically fails to provide the Services as provided in this Agreement; or

                (4) Any representation or warranty made by CCI under Section 5.1 below is materially false.

        (b) This Agreement may be terminated for cause by CCI if:

                (1) Customer is in material breach of its obligations hereunder, including without limitation the timely payment of any compensation due and payable under Section 3 above; or

                (2) any representation or warranty made by Customer under Section 5.2 below is materially false.

        (c) The party seeking to terminate this Agreement for cause may do so by giving thirty (30) days' prior written notice to CCI or Customer, as the case may be, in accordance with the provisions of Section 8.8 below; provided, however, that the party to which such notice is delivered shall have sixty (60) days to cure such default (other than a default under Section 4.2(a)(2), (3) or (4) above); and provided, further, that if such default is not susceptible to cure or has not been cured within such sixty-day period, then the party having delivered notice of termination for cause pursuant to this Section 4 may thereupon deliver written notice to the other party of its determination to terminate this Agreement for such party's failure to cure such default, whereupon this Agreement shall be deemed terminated effective ten (10) days after delivery of such notice in accordance with the provisions of Section 8.8 below.

4.3 Reservation of Rights. Nothing in this Section 4 shall be deemed to limit any other rights or remedies that either party may have under this Agreement, including without limitation the rights of either party provided in Section 5.2(c).

5. REPRESENTATIONS AND WARRANTIES

5.1 CCI hereby represents and warrants to Customer as follows:

        (a) This Agreement has been duly authorized by all necessary corporate action on the part of CCI, has been duly executed and delivered by CCI and is a valid and binding obligation of CCI, enforceable against CCI in accordance with its terms.

        (b) All of CCI's rights to and interest in the Designated Applications are enforceable and valid and will not cease to be enforceable and valid and in full force and effect by reason of the execution and delivery of this Agreement or the performance of CCI's obligations under this Agreement.

        (c) CCI will not use Customer provided data for other Clients or purposes outside of the intent of this Agreement without written consent from Customer.

5.2 Customer hereby represents and warrants to CCI as follows:

        (a) This Agreement has been duly authorized by all necessary corporate action on the part of Customer, has been duly executed and delivered by Customer and is a valid and binding obligation of Customer, enforceable against it in accordance with its terms.

        (b) All of Customer's rights to and interest in the Customer Rights are enforceable and valid and will not cease to be enforceable and valid and in full force and effect by reason of the execution and delivery of this Agreement or the performance of Customer's obligations under this Agreement.

        (c) Customer has and will have all legal right to use the Transaction Data pertaining to those Merchants Participants for which Customer has submitted the signed authorization forms, that is to be contained in the Transaction Database, including without limitation all Initial Records and Qualified Records, and to authorize CCI to use all such data as provided in this Agreement.

6. CONFIDENTIALITY AND NON-CIRCUMVENTION

6.1 Obligations of CCI. CCI agrees:

        (a) CCI shall treat any information concerning the Customer Rights, including without limitation Customer Data, system functionality and capability, concepts, ideas, strategic plans, product development plans, research and development, information about Customer's operations and maintenance, business activities, finances, reports, interpretations, forecasts and records, Customer's parent corporations, affiliated corporations and subsidiary corporations) and any analyses, compilations, studies or other documents, whether prepared by Customer or others, that contain or reflect such information (collectively, the "Customer Confidential Information") in accordance with the provisions of this Agreement. The term "Customer Confidential Information" does not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by CCI or CCI's directors, officers, employees, agents, or advisors, (ii) was or becomes available to CCI on a non-confidential basis from a source other than Customer or their advisors provided that such source is not bound by a confidentiality agreement with Customer, (iii) was within CCI's possession prior to its being furnished to CCI by or on behalf of Customer, provided that the source of such information was not bound by a confidentiality agreement with Customer in respect thereof.

        (b) CCI agrees that the Customer Confidential Information will be used solely for the purpose described in this Agreement and will not be used by CCI in any way detrimental to Customer. CCI also agrees that the Customer Confidential Information will be kept confidential by CCI, CCI's agents and employees; provided, however, that (i) any such information may be disclosed to CCl's directors, officers and employees who need to know such information for the purpose of the contemplated transaction that is the subject of this Agreement (it being understood that such directors, officers and employees shall be informed by CCI of the confidential nature of such information and shall be directed by CCI to treat such information confidentially and shall assume the same obligations as CCI under this Agreement) and (b) any disclosure of such information may be made to which Customer consents in writing. CCI shall be responsible for any breach of this Agreement by CCI's agents or employees.

        (c) CCI shall not grant any rights to any other party in or to the Customer Confidential Information except as provided in this Agreement.

        (d) CCI shall not solicit or hire any Customer employee that works with the Systems for a period of six (6) months following the earlier of (i) such employee's resignation or termination from Customer or (ii) termination of this Agreement.

        (e) CCI shall not, without Customer's prior written consent, use the name, trade names, service marks, business styles or trademarks or Customer.

6.2 Obligations of Customer. Customer agrees:

        (a) Customer shall treat any information concerning the Technology (including without limitation all data, customer lists and relationships, specifications, designs, processes, methods, system functionality and capability, concepts, ideas, strategic plans, product development plans, research and development, information about CCI's operations and maintenance, business activities, finances, reports, interpretations, forecasts and records, CCI's parent corporations, affiliated corporations and subsidiary corporations, if any) and any analyses, compilations, studies or other documents, whether prepared by CCI or others, that contain or reflect such information (collectively, the "CM Confidential Information") in accordance with the provisions of this Agreement. The term "CCI Confidential Information" does not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by Customer or Customer's directors, officers, employees, agents, or advisors, (b) Customer can demonstrate was or becomes available to Customer on a non-confidential basis from a source other than CCI or its advisors provided that such source is not bound by a confidentiality agreement with CCI, (b) was within Customer's possession prior to its being furnished to Customer by or on behalf of CCI, provided that the source of such information was not bound by a confidentiality agreement with CCI in respect thereof.

        (b) Customer agrees that the CCI Confidential Information will be used solely for the purpose described in this Agreement and will not be used by Customer in any way detrimental to CCI. Customer also agrees that the CCI Confidential Information will be kept confidential by Customer, Customer's agents and employees; provided, however, that (a) any such information may be disclosed to Customer's directors, officers and employees who need to know such information for the purpose of the contemplated transaction that is the subject of this Agreement (it being understood that such directors, officers and employees shall be informed by Customer of the confidential nature of such information and shall be directed by Customer to treat such information confidentially and shall assume the same obligations as Customer under this Agreement) and (b) any disclosure of such information may be made to which CCI consents in writing. Customer shall be responsible for any breach of this Agreement by Customer's agents or employees.

        (c) Customer shall not grant any rights to any other party in or to the Designated Applications except as provided in this Agreement. Customer shall not copy, reproduce, disassemble or decompile the Software nor reverse engineer the design, function or processes of all or any part of the Systems.

        (d) Customer shall not solicit or hire any CCI employee that works with the Systems for a period of six (6) months following the earlier of (i) such employee's resignation or termination from CCI or (ii) termination of this Agreement.

        (e) Customer shall not, without CCI's prior written consent, use the name, trade names, service marks, business styles or trademarks or CCI.

7. CERTAIN COVENANTS AND CONDITIONS

7.1 Participant Consents.

        (a) Under the terms and conditions of the Customer Program, Customer shall have been provided by each Consumer Participant with its consent and authorization to:

                (1) use such Consumer Participant's Transaction Data as contemplated and as actually used in the Customer Program;

                (2) cause such Consumer Participant's Transaction Data to be provided to CCI for use as contemplated in this Agreement; and

                (3) use such Consumer Participant's Transaction Data and to license or permit CCI to use such Consumer Participant's Transaction Data as contemplated in this Agreement.

        (b) Customer shall obtain and cause each Merchant Participant to sign a written authorization and instruction that provides as follows:

                (1) Each Merchant Participant shall instruct and direct the Acquirer of its Consumer Participant card transactions (if any) to report its Transaction Data to CCI, and to cause the clearing and settlement agents within the VISA/MasterCard bank card and/or commercial issuer interchange network(s), as applicable, to report Participant Transaction Data to CCI, through a telecommunications link with or to CCI;

                (2) Each Merchant Participant shall authorize Customer to use such Merchant Participant's Transaction Data as contemplated and as actually used in the Customer Program; and

                (3) Each Merchant Participant shall authorize Customer to use such Merchant Participant's Transaction Data and to license or permit CCI to use such Merchant Participant's Transaction Data as contemplated in this Agreement.

        (c) Customer shall have obtained each of the consents, authorization and instructions as provided in Sections 7.1(a) and (b) above prior to causing such Participant Transaction Data to be provided to CCI, allowing Qualified Record or other reports to be made by CCI to Customer concerning such Transaction Data, or otherwise used as contemplated in this Agreement. Customer further covenants that during the term of this Agreement:

                (1) it will have all legal right to use the Transaction Data that is to be contained in the Transaction Database, including without limitation all Initial Records and Qualified Records, and to authorize CCI to use all such Transaction Data as provided in this Agreement; and

                (2) such use will not violate, conflict with or result in a material breach of any agreement, order or consent by which Customer may be bound.

7.2 Further Authorization. Customer shall use its reasonable best efforts to secure from each Merchant Participant its authorization, consent and proxy substantially in the form attached hereto in Schedule D, to authorize and direct CCI to act for and on such Merchant Participant's behalf to cause the Participant Transaction Data to be provided to CCI through telecommunications links as contemplated herein.

7.3 Transaction Data Transmission; Data Integrity.

        (a) Transaction Data Transmission. Customer shall use its reasonable best efforts to authorize the Transaction Data to be sent to CCI as contemplated hereunder by Customer, its agents and/or processors in such format as they may reasonably request and/or as may be agreed by CCI and Customer. CCI shall use its reasonable best efforts to coordinate and cooperate with Customer, Customer's agents and Customer's processor(s) to enable CCI to acquire, map and normalize the Transaction Data in the format required by CCI for use as contemplated here in.

        (b) Data Integrity. Other than as provided in Schedule B hereto, CCI assumes no liability for the content and integrity of Transaction Data provided to CCI hereunder. Other than as set forth on Schedule B hereto, and subject to the provisions of Section 5 above, CCI assumes no responsibility for defects or errors in Report Generation caused by materially inaccurate, garbled, defective or unusable Transaction Data received by CCI from Customer or third parties, including defects resulting from transmission or other failures not within CCI's control, excluding defects resulting from data format irregularities or other failures of the Designated Applications.

7.4 Telecommunications Links and Transaction Data Use. CCI shall use its reasonable best efforts to keep and maintain its existing and future telecommunications links to clearing and settlement agents within the VISA/MasterCard bank card and/or commercial issuer interchange networks), as applicable, to permit the reporting of Participant Transaction Data to CCI as contemplated under this Agreement. Subject to the provisions of Section 7.1 above, such use will not violate, conflict with or result in a material breach of any agreement, order or consent by which CCI may be bound.

7.5 increases in Telecommunications and Transactional Costs. Customer and CCI agree to share the following increases in CCI's costs, on some equitable basis to be determined by the parties in good faith:

        (a) Increases in CCl's costs of telecommunications links or transmissions resulting from the imposition of taxes, tariffs or other increases by the action of regulatory agencies, legislative acts or other governmental bodies which are not directed specifically to CCI, including price increases resulting from the pass through of such cost increases to CCI, but excluding other price increases to CCI by its telecommunications vendors;

        (b) Transactional, processing or other industry-wide fees or costs imposed on transactions within the VISA/MasterCard bank card and/or commercial issuer interchange network(s) which are not directed specifically to CCI, including fees imposed by Acquirers, their independent sales agents or clearing and settlement agents within the network(s); and

        (c) The costs of establishing and maintaining an interface or telecommunications link to major potential Merchant Participants that do not have existing links or interfaces to CCI either directly or from the VlSA/MasterCard bank card and/or commercial issuer interchange network(s).

7.6 Indemnification.

        (a) Indemnification by Customer. Customer shall indemnify, defend and hold harmless CCI, its officers, directors, agents and employees from and against any and all claims, losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon CCI arising out of or relating to (i) any failure or breach by Customer to perform its covenants, agreements or obligations under Sections 6.2, 7.1 and 7.2 of this Agreement or (ii) any material inaccuracy or incompleteness of any of the representations and warranties of Customer contained in this Agreement or in any Schedule, certificate or document delivered in connection with this Agreement.

        (b) Indemnification by CCI. CCI shall indemnify, defend and hold harmless Customer, its officers, directors, agents and employees from and against any and all claims, losses, damages, liabilities and expenses (including penalties and attorneys' fees) which are incurred or suffered by or imposed upon Customer arising out of or relating to (i) any failure or breach by CCI to perform any of its covenants, agreements or obligations under Section 6.1 of this Agreement or (ii) any material inaccuracy or incompleteness of any of the representations and warranties of CCI contained in this Agreement or in any Schedule, certificate or document delivered in connection with this Agreement.

7.7 Exclusivity.

        (a) CCI would not contract with any Mall Developer, any gift certificate distribution company or any gift card company promoting its products or services to a Mall Developer, National Scrip Center, Great Lakes Scrip, Scrip Advantage, Catalina Marketing, ClipACoupon, or Schoolpop during the first eighteen (18) months of this Agreement.

        (b) If CCI billings to Customer are at a minimum of $25,000.00 per month at the end of twelve (12) months or at a minimum of $50,000.00 per month by the end of eighteen (18) months, the non-compete would extend for a year and continue for one year for every $25,000.00 additional in monthly billings from CCI to Customer. Time in this section is measured from the completion of the Setup Phase and signatures on the Requirements Document.

        (c) CCI would provide Customer with first right of notice for any other competitor that might potentially compete with NBO and give NBO an opportunity to negotiate a non-compete incentive to prevent the competition.

8. MISCELLANEOUS

8.1 Injunctive Relief. The parties hereto acknowledge that it will be impossible to measure in money the damages that would be suffered if either party fails to comply with the obligations imposed on them hereunder, including without limitation their respective obligations under Sections 6 and 7 above, that such failure will cause irreparable harm and that monetary damages and other remedies at law will be insufficient to compensate the other party for such harm. The aggrieved party shall be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

8.2 Force Majeure. CCI reserves the right, at its election, to suspend the operation of this Agreement and its obligations hereunder in the event of, and if CCI elects to suspend for the duration of, any of the following contingencies, if by reason of any such contingency, it is hampered in the performances of its rights or obligations under this Agreement or its normal business operations are delayed or become impossible or commercially impracticable: Act of God, fire, flood, catastrophe, earthquake, epidemic, accident, explosion, casualty, labor controversy, civil disturbance, act of a public enemy, terrorist act, embargo, war, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association of employees affecting CCI or the industry in which it is engaged, delays in the delivery of telecommunications services, or any reason of a similar or dissimilar nature beyond CCI's control. In the event that any suspension under this subsection 8.2 exists longer than six (6) consecutive months, then in addition to any other rights Customer may have hereunder Customer shall be entitled to terminate this Agreement upon notice to CCI effective upon CCI's receipt of such notice, provided that Customer shall have made payment to CCI of all compensation due and payable to CCI hereunder, up to the time that CCI failed to perform.

        (b) Limitation of Liability. EXCEPT WITH RESPECT TO SECTION 6.1 (CONFIDENTIALITY) OR SECTION 7.6(b) (INDEMNIFICATION) HEREOF, THE LIABILITY, IF ANY, OF CCI FOR DIRECT DAMAGES, WHETHER ARISING FROM CCI'S BREACH OF THIS AGREEMENT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED HEREUNDER, INCLUDING MAINTAINING DATA INTEGRITY, IS LIMITED TO AN AMOUNT NOT TO EXCEED THE PRICE PAID OR PAYABLE FOR THE PARTICULAR GOODS OR SERVICES GIVING RISE TO THE LIABILITY. IN NO EVENT SHALL CCI BE LIABLE TO CUSTOMER FOR ANY INCIDENTIAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS, EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.3 No Third Party Beneficiaries. No third party may rely upon this Agreement for any purpose and no such party shall be a beneficiary of, or by or through the terms hereof develop rights or entitlements on account of, this Agreement or any of the terms set forth herein.

8.4 Assignability. Both parties acknowledge the value of this agreement. In the event of a change of majority ownership in either party, this agreement shall continue in full force in favor of the new owners.

8.5 Severability. If any covenant or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then, in each such event, the remainder of this Agreement or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected. In such event, the parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

8.6 Governing Law. This Agreement shall be interpreted in accordance with California law in all respects.

8.7 Attorneys' Fees. In the event of any dispute among the parties concerning this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and the costs of collection, in addition to any other relief available at law or in equity.

8.8 Notices. All notices which may or are required to be given or made by either party hereto to the other party shall be in writing. Any notices sent by facsimile shall be deemed given when sent to the other party in accordance with this Section 8.8, provided that the sender receives confirmation of successful transmission from the remote facsimile machine. All such notices by either party to the other party under this Agreement shall be sent by facsimile transmission and confirmed by letter, addressed as follows:

If to CCI:	Card Commerce International, Inc.
11500 W. Olympic Boulevard
Suite 627
Los Angeles, CA 90064
Attention: Todd Linden, President & COO
Fax No. (310) 235-2507

If to Customer:	At the address and/or fax number set forth on the signature page to this Agreement, to the attention of the person, if any, identified there or to such other address as either party may from time to time designate by written notice to the other party.

8.9 Survival. The rights and obligations provided pursuant to Sections 5, 6, 7.6 above and this Article 8 shall survive termination of this Agreement.

8.10 Complete Agreement. This Agreement contains the complete and total agreement of the Parties with respect to the matters set forth herein. This Agreement supersedes any and all prior and contemporaneous contracts, agreements, correspondence, letters of intent, understandings, and/or negotiations, whether oral or written with respect to the matters set forth herein. This Agreement may not be modified except in writing executed by the parties hereto.

8.11 Relationship of Parties. In no event shall this Agreement be construed as creating a partner, joint venturer or employer/employee relationship between Customer and CCI or any other person and entity.

8.12 Publicity. Neither CCI nor Customer shall use the other's name, logo, trademarks or service marks in any advertising, press releases, press kits, client listing or any other materials without the other party's prior written approval.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

CARD COMMERCE INTERNATIONAL, INC.

By: /s/ Todd Linden

Name: Todd Linden

Title: President

CUSTOMER

/s/ NBO Systems, Inc.

Name of Customer

By: /s/ Keith A. Guevara

Name: Keith A. Guevara

Title: President - CEO

Address: 3676 W. California Ave.

Bldg. D.

SLC Utah 84104

Attention: K. Guevara

Fax No. (801) 887-5040

A (check one):

☐ Partnership ☒ corporation

☐ limited liability company ☐ other

State of incorporation/formation: _______________

SCHEDULE A

DESIGNATED APPLICATIONS

Designated Applications

Loyalty/Benefits Application, to include all services included in the "Services to be performed (Full Service)" section of Schedule E.

Applications Specifications and Functionality Standards

1. Build and maintain Transaction Database:

        (a) Review and analyze Initial Record data in accordance with the Designated Applications' standard features and functionality and the Requirements Document, to (i) eliminate Initial Records from merchants that do not contain Transaction Data for a Consumer Participant and (ii) determine whether an Initial Record qualifies as a Qualified Record;

        (b) Capture and storage of Transaction Data for Qualified Records for not less than one (1) year onsite and five (5) years offsite and maintenance of account records for each Consumer Participant in accordance with the Designated Applications' standard features and functionality and/or the Requirements Document, if any;

        (c)  Reporting of Qualified Records to Customer in accordance with the Designated Applications' "Full Service" features and functionality and/or the Requirements Document, if any, including end-of-business-day reports of aggregate spending data matched to Consumer Participants' credit and loyalty cards; and

Other specific features and functions as provided in the Requirements Document to be completed and approved by both parties during the Setup Phase .

2. Maintain customer support interface:

        (a) Standard Transaction Database queries and/or as specified in Designated Applications' standard features and functionality and/or the Requirements Document, if any, including queries by Consumer Participant or Merchant Participant during specified time intervals.

        (b) Lists or summaries by Consumer Participant, Merchant Participant or Consumer Participants matched to specific Merchant Participants.

        (c) Maintain Virtual Private Network (VPN) telecommunications link from Customer for customer support.

Additional Features and Functionality Standards for Front-end Application

1. Build and maintain administrative tools for set-up and maintenance of consumers, merchants and benefit organizations/providers :

(a) Allow the NBO designated Loyalty Program administrator to generate a variety of reports from the Transaction Database.

Schedule A

(b) Allow the NBO designated Loyalty Program administrator to enter Consumer Participant contact information and register at least three cards to the Consumer Participant. Card types that may be registered should include Visa, MasterCard, Discover, American Express, Private Label Credit Cards and Loyalty Cards.

(c) Allow the NBO designated Loyalty Program administrator to change or delete records in the registered cardholder table.

(d) Allow the NBO designated Loyalty Program administrator to add, change or delete records in the participating merchant table and the benefit organization/provider table.

2. Other:

(e) The front-end will exchange data with the data warehouse through an online database gateway or through import/export capability.

(f) The front end Interface will allow for additional information (such as salesperson or sales team that signed the merchant) for internal sales and marketing analysis.

Front-end Interface Architecture Summary

  Front-end administration software

  Front-end enrollment and reporting

  Front-end reporting tool used for customer support and internal reporting

  Internet-based reporting tool to allow participants to pull summary-level activity reports.

Schedule A

SCHEDULE B

SERVICES

1. Systems Support: The systems support ("Systems Support") includes technical support and maintenance of the Designated Applications reasonably necessary or appropriate to meet the Applications Specifications and Functionality Standards set forth in Schedule A, the Designated Applications' standard features and functionality and/or the Requirements Document, if any.

2. Consumer Participant and Program Support Consumer participant and program support ("Consumer Participant Support" and "Program Support" respectively) include routine queries and questions regarding Participant data reporting and feeds concerning Qualified Records, including queries regarding data integrity, Applications functionality, and other customer support issues.

3. New Merchant Support: New merchant support ("New Merchant Support") includes research and Applications support pertaining to New Merchant Participants that Customer desires to have, or has, enrolled and/or registered in the Customer Program.

4. Enhancements Support: "Enhancements Support" includes technical and other information requested by Customer regarding actual or potential Enhancements, including new releases to the Designated Applications, expansion of the features and functionality of the Designated Applications or the Requirements Document, if any, pursuant to this Agreement.

5. Dedicated Software Engineering: If and as requested by Customer, software engineering dedicated to this project during the Setup Phase.

6. Account Executive. A senior level account support person assigned to oversee the day-to-day issues arising in Systems Support, Consumer Participant Support, Program Support, New Merchant Support and Enhancements Support, who will be the principal liaison with Customer, and who will be expected to visit personally Customer's facilities on a regular basis and confirm that CCI is meeting service level commitments.

7. Interface to outside merchants: CCI's reasonable best efforts to establish an interface or link to major Merchant Participants, Acquirers or Agents that do not have existing links or interfaces to the CCI network. As long as CCI utilizes such interface or link only for Merchant Participants pursuant to this Agreement, the parties will share and allocate the telecommunications costs and responsibilities associated with such interface on such reasonable basis as may be then acceptable to both parties.

8. Merchant Participant Setup:

        (a) Direct Transaction Data acquisition telecommunications connection

        (b) Transaction Data acquisition and/or mapping for Merchant Participant from processors or data providers to which CCI has existing telecommunications links and data.

Schedule B

(c) Transaction Data acquisition and/or mapping for Merchant Participant from processors or data providers to which CCI has or may have existing telecommunications links but which are not currently recognized within existing CCI databases.

Schedule B

SCHEDULE C

FEES AND COMPENSATION

1. Setup fees:

        (a) See Schedule E

        (b) Setup Phase Allowance. Programming and customization hours expended by CCI technical personnel during the Setup Phase to adapt, modify and/or configure the Designated Applications in excess of an aggregate of 1,000 hours, with prior notification to Customer, shall be invoiced to and paid by Customer to CCI as Custom Support Services in accordance with paragraph 6 below; notwithstanding the provisions of paragraph 5 below, CCI shall not invoice Customer for programming and customization hours of less than 1,000 hours in the aggregate during the Setup Phase to adapt, modify and/or configure the Designated Applications to meet the Designated Applications' standard features and functionality, the Applications Specifications and Functionality Standards set forth on Schedule A hereto or the service level standards set forth in Schedule B of this Agreement, including without limitation any Custom Support Services or excess service fees.

2. Monthly minimum fees:

Commencing upon the execution of this Agreement, monthly minimum fees, as follows:

        (a) See Schedule E

Amounts paid by Customer to CCI for Initial Records and Qualified Records shall be offset against these monthly minimum fees. The monthly minimum fees do not include setup fees provided under this Agreement.

Schedule C

3. Initial Records:

Fees for review of Initial Records, in addition to any other fees payable under this Agreement, as follows:

Number of Initial Records	Fee ($) per Initial Record
See Schedule E	See Schedule E

4. Qualified Records:

Fees for each review of Qualified Records by CCI, in addition to any other fees payable under this Agreement, as follows:

Number of Qualified Records	Fee ($) per Qualified Record
See Schedule E	See Schedule E

If Customer requests that CCI review Initial Records or Qualified Records, as the case may be, to sort or generate reports of PQRs and/or SQRs (each as defined below), in addition to any other fees payable by Customer to CCI hereunder, Customer shall pay to CCI a fee for each such PQR and/or SQR at the rates set forth in this paragraph 4 for review of a Qualified Record. For purposes of this Schedule C. "PQR" means a Partially Qualified Record (or "semi-match"). A PQR is an Initial Record that contains Transaction Data for a Consumer Participant from a transaction with a Merchant Participant that does not meet all of the criteria specified by the Business Rules for the Customer Program for a Qualified Record or that otherwise only partially qualifies as a Qualified Record under the Business Rules for the Customer Program. "SQR" means a Specially Qualified Record. An SQR is a Qualified Record that either meets multiple criteria specified by the Customer Program or otherwise qualifies for specialized Report Generation or treatment under the Business Rules.

CCI will provide a data file of the Qualified Records, in XML format, to Customer at no cost. Customer will be responsible for retrieving that file from a CCI web or FTP site.

5. Customer and Systems Support:

Fees for Customer and Systems Support, in addition to any other fees payable under this Agreement, as follows:

        (a) Charges for the Customer Support, Program Support and Custom Support as described in paragraphs (i) and *(ii) below :

                (i) Monthly Customer and Systems Support Allowance. Up to three hundred (300) hours per month, recorded by CCI technical and other support personnel and expended on Customer's behalf, for Application Support, Program Support, Enhancements Support and research or other services related to the foregoing, but excluding time for: (i) New Merchant Support and (ii) any Application Support and Program Support, Enhancements Support and research or other services that are determined to arise from and be necessary to resolve, address, repair or fix an Applications defect or failure, but including any data integrity or reporting failure arising from a failure of the Designated Application to meet the Applications Specifications and Functionality Standards set forth on Schedule A to this

Schedule C

                Agreement, which items (i) and (ii) shall be provided by CCI without reference to the foregoing hourly limitations and without cost to Customer, except as otherwise provided herein.

                (ii) Custom Support Services. All other support services in excess of the limitations described in subparagraphs 5(a)(i) immediately preceding or that relate to discrete Applications Support, or Program Support, Enhancements Support, research or other service projects ("Custom Support Services") that are done or performed at Customer's request and with Customer's prior approval shall be billed and compensated in accordance with paragraph 6 immediately following. Without limiting the generality of the foregoing, Custom Support Services specifically includes programming modifications, additions or Enhancements to the Designated Applications, and discrete time and materials projects that are beyond the scope of the Applications Specifications and Functionality Standards set forth on Schedule A to this Agreement or the customer or technical support services described in subparagraph (i) immediately preceding. The parties reserve the right to negotiate separate arrangements for discrete projects.

6. Excess service fees:

Excess service fees, in addition to any other fees payable under this Agreement, as follows:

        (a) [* * *] for Custom Service Support, or custom queries requested by Customer involving Custom Service Support other than Applications programming modifications, subject to annual adjustment to the rate customarily billed by CCI to its customers.

        (b) [* * *] for administrative or research costs.

7. Telecommunications connections:

Fees for telecommunications connections, in addition to any other fees payable under this Agreement, as follows:

        (a) Customer shall provide and/or pay or reimburse CCI for the costs of installation and operation of any telecommunications lines or links and associated hardware and software to connect Customer and/or the end user to CCI.

        (b) CCI shall bear the costs of its existing telecommunications links to clearing and settlement agents within the VISA/MasterCard bank card and/or commercial issuer interchange networks), as applicable, to permit the transmission of Transaction Data to CCI.

8. Credits processing pricing:

Fees for credits processing, if and as elected by Customer, in addition to any other fees payable under this Agreement, as follows

        (a) Credit through gateway: As quoted from time to time, currently estimated to [* * *].

9. Software Escrow:

Schedule C

Once per year, or upon completion of mission critical or otherwise significant enhancements as mutually agreed upon by CCI and Customer, CCI shall deposit a functional copy of the Designated Application Software with an escrow agent. If CCI ceases to conduct business or as a result of CCI's insolvency, dissolution or appointment of a receiver or trustee CCI is no longer able to perform its obligations hereunder, and the obligations of CCI hereunder have not been assumed by a successor or assignor in accordance with the provisions hereof, CCI shall cause such escrow agent to deliver to Customer such functional copy of the Designated Application Software and Customer shall have the right to use and operate the Designated Application to the extent reasonably necessary to fulfill the intent and purposes of Paragraph 2.1 of this Agreement, in all other respects subject to the rights of CCI as provided in this Agreement. Customer shall bear the cost of all related fees imposed by the escrow agent.

Schedule C

SCHEDULE D

AUTHORIZATION RE ELECTRONIC TRANSACTIONS

AUTHORIZATION RE ELECTRONIC TRANSACTIONS

The undersigned makes this authorization in connection with the undersigned's enrollment and registration as a participating merchant partner in the  _____________________ loyalty program (referred to below as the "Program").______________ (referred to below as "[Customer Name] has engaged Card Commerce International to perform certain services for [Customer Name] in connection with the Program, including the initial processing of any data received from [Customer Name]'s participating merchant partners through the VISA/MasterCard bank card and/or commercial issuer interchange network(s). To facilitate the establishment of these data and/or telecommunications links, the undersigned, by its signature below, authorizes Card Commerce international, Inc., its employees and agents (referred to below collectively as "Agent") and/or [Customer Name] as follows:

1. The undersigned authorizes and directs Agent to represent and act for the undersigned before its settlement bank, settlement processor, authorization network processor, information technology department and others within the VISA/MasterCard bank card and/or commercial issuer interchange network(s) for the limited purpose of obtaining electronic authorization and capture/settlement credit and debit card transaction data of [Customer Name] as contemplated under the Program, subject to the limitations of the Program and as set forth below.

2. The undersigned authorizes and directs the acquirer of its credit, charge and/or debit card transactions to report and deliver its transaction data to the Agent and to cause and/or direct the clearing and settlement agents within the VISA/MasterCard bank card and/or commercial issuer interchange network(s), as applicable, to report transaction data to the Agent, through a telecommunications link with or to the Agent; provided that Agent shall discard and make no use of the undersigned's transaction data for consumer transaction data for consumers who are not consumers enrolled or participating in the Program except at the undersigned's separate, specific and written authorization or request to Agent.

3. The undersigned authorizes [Customer Name] to use the undersigned's transaction data as contemplated by and in furtherance of the objectives of the Program, subject to any limitations contained in Program and [Customer Name]'s privacy policy, as the same may be amended from time to time at [Customer Name]'s discretion and in accordance with applicable law. The undersigned further authorizes Agent to process and use the data in accordance with the foregoing purposes and subject to the foregoing limitations, including qualification of transactions for consumer participants and participating merchant members in the Program.

4. The undersigned acknowledges that it will remain responsible for any fees imposed by its settlement bank, settlement processor, authorization network processor, or information technology department in connection with the transmission of data to Agent.

5. Agent confirms and agrees that it will only use transaction data provided to it in connection with the Program for purposes of fulfilling its obligations to [Customer Name] in connection with the Program and shall be consistent with [Customer Name]'s privacy policy.

6. This authorization may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

ACKNOWLEDGED AND AGREED TO

as of ______________, 2001

(Corporate name of participating merchant partner)

By:

Name:

Title:

CARD COMMERCE INTERNATIONAL, INC.

(Corporate name of Agent)

By:

Name:

Title:

SCHEDULE E

FULL PRICING SCHEDULE

Full Pricing Schedule

Enrollment System Set-Up:

[* * *]The system will be built as a web accessible system and will be available on the NBO Systems, Inc. Website. The enrollment system may also be used on other "open systems" as well (i.e. ATM, POS terminals, kiosks).

Merchant Set-up:

Included

Merchants will be placed in one of three categories:

☐  Merchant requiring direct connection

☐ Merchant existing on platform

☐ Merchant with connectivity but not recognized on platform

Minimum Monthly fee:

[* * *]

The monthly service includes:

        - Storage of data includes [* * *].

        - Program Support [* * *].

                    - Additional programming hours will be billed at [* * *].

*** Full list of services is included below (No rebates/credits will be given for services not used.)

Revenue Share And Conversion to New Minimum Monthly Fee

[* * *].

The [* * *]in month four. [* * *]continues each month until buy down occurs, and [* * *]after buy down. As used herein, "[* * *]. [* * *]occurs, and terminates upon [* * *]payments to CCI [* * *]. Once the [* * *]occurs, NBO continues [* * *]payments [* * *]. The [* * *]schedule is as follows:

[* * *].*

[* * *].*

[* * *].

[* * *]

Schedule E

Initial Record:

An initial record may also be referred to as a reviewed transaction.

Transaction Volume/month Pricing

[* * *] [* * *]

Qualifying Records:

Tiered pricing for qualifying a transaction for match and semi-match

- Each time a record is processed for a program, it is considered a transaction.

Transaction Volume/month Pricing

[* * *]

[* * *]

***Services to be performed (Full Service):

The following proposal includes the establishment and ongoing support of services for NBO Systems, Inc.

Upfront Costs

Configuration & Setup

Software

Hardware

IVR Platform

Misc. Fees

Website Development & Support

Web hosting

Registration/enrollment

Card number allocation

Reporting

Account Management/Admin functionality

Website utilization management

Data Management

Data warehousing

Transaction acquisition

Data storage

Business rules & logic

Data transfer

Database administration

SKU data processing

Reporting

Transaction activity & history

Statements/invoices

Program management

Merchant level data & access

Consumer level data & access

Schedule E

Affiliate level data & access

Trend analysis (lift, frequency)

Financial

Billing

ACH (debit & credits)

Credits processing via gateway

Statements/invoices (web-based)

Ongoing Product Development & Support

Marketing Programs

Promotional Programs

Loyalty program effectiveness (trend analysis, consumer, merchant, industry)

New Products and services

Other

Build School Enrollment engine

Same exact functionality of existing school program with different look

Schedule E

ADDENDUM TO LICENSE & SERVICES AGREEMENT

THIS ADDENDUM ("Addendum") to the LICENSE & SERVICES AGREEMENT dated July 31, 2002, is entered into and is effective as of September 24, 2004 (the "Effective Date") by and between Card Commerce International, Inc., a Delaware Corporation ("CCI"), with offices located at 11500 W. Olympic Blvd., Ste. 627, Los Angeles, California, 90064, and NBO Systems, Inc., a Maryland Corporation ("NBO"), with its principal place of business at 3676 W. California Avenue, Building D, Salt Lake City, Utah 84104. CCl and NBO are sometimes each referred to herein as a "Party" and collectively the "Parties."

WHEREAS, the Parties have previously entered into the License & Services Agreement dated July 31, 2002, for the operation of a Loyalty/Benefits Application for NBO ("Agreement'); and

WHERAS, the Parties agree to amend said Agreement as specified herein;

NOW THEREFORE, In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The roles and responsibilities of CCI and NBO as outlined in the Agreement and original requirements documents ("BRD's") are hereby changed, in particular with regards to responsibilities for rebate calculation, reporting, and rebate payments. The new BRD, version 2.2a, is attached as Exhibit A to this Addendum, and lists the new roles and responsibilities of each Party.

2. Except as otherwise expressly modified herein, the Addendum shall be pursuant to the same terms and conditions of the Agreement as signed by both parities on July 31, 2002.

3. This Agreement shall not be made effective until and authorized officer of each party signs such Agreement.

4. Except as expressly modified herein and in Exhibit A, all other terms of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, CCI and NBO have executed this Addendum effective as of the date listed above.

Card Commerce International, Inc. By: /s/ Todd E. Linden Signature Todd E. Linden, President Chief Operating Officer Sept. 29, 2004 Date	NBO SYSTEMS, INC. By: /s/ Christopher Foley Signature Christopher Foley Chief Financial Officer 9/30/04 Date

Page 1 of 1         CCI, Inc. Addendum

Exhibit A

CCI

Business Requirements Document

Version 2.2a

General

1.0 Credit card holders of all 4 major credit cards will be able to register their credit cards with CCI (see "Registration" below). If transactions at certain merchants will be unavailable due to the merchant connecting directly to the network, CCI will give NBO the name of the merchant and the applicable credit card types.

2.0 Per agreements CCI makes with merchants' acquirers, CCI will receive and scan all transactions specific to participating merchants and match transactions from registered cards.

2.1 NBO's Sales department will be responsible for having each participating merchant sign CCI's Merchant Authorization Letter which authorizes CCI to receive the necessary transaction data from the acquirer.

2.2 After a merchant signs the Merchant Authorization Letter, NBO's Sales department will fax the signed letter to a CCI program manager.

2.3 CCI will perform maintenance functions including, but not limited to, adding and deleting Merchant ID #'s for merchants.

2.4 CCI will communicate changes to merchants, including Merchant ID additions and modifications as currently done.

3.0 Merchants will be required to come through NBO to participate in the CCI-NBO program. A signed agreement will be reached between NBO and the merchant. The agreement will specify the discount rate the merchant gives to the program. NBO will give CCI a signed copy of this agreement and FTP a file with a participating merchant list.

4.0 Non-profit groups will sign up for the program through NBO's Sales department. An agreement will be made in which the non-profit group gets a defined share of the revenue generated from cardholders that register their credit cards under that non-profit group's program name.

5.0 After a written agreement between NBO and the non-profit group has been reached, NBO's Sales department will set up the merchant on NBO's system. A daily FTP will occur with CCI uploading that non-profit group's information to CCI to be set up on their system. CCI will need to define exactly what information they need, and how they want the file formatted.

6.0 NBO will transfer a file to CCI via FTP on a daily basis including all necessary information for CCI to set up the merchant on their system. CCI will define in writing the information they require and the file format.

6.1 The file will only be transferred if a merchant has been added, or a setting changed.

7.0 CCI will provide file formats for the following information.

7.1 NPO registrations for use with the IVR. These are sent from NBO to CCI.

7.2 Consumer registrations from CCI's IVR. These are sent from CCI to NBO.

7.3 Card Registrations from NBO's site. These are sent from NBO to CCI. This item is not applicable in the event CCI maintains card registration.

7.4 Daily transactions reflecting activity from registered cards with participating merchants. These are sent from CCI to NBO.

7.5 Merchant registrations from NBO's database. These are sent from NBO to CCI.

8.0 NBO will host the following information:

8.1 Merchant Lists

8.2 Reports

9.0 CCI will provide daily transaction files to NBO to include pertinent settled transaction activity including sales and refunds. Refunds will be differentiated from sales by using a negative amount. CCI will make available via on-line reporting monthly reports for participating merchants until such time as NBO requests discontinuation of this service.

9.1 The transaction file will contain Supporter ID, Brand ID, Merchant ID, Store ID, MID, Transaction ID, Card Type, Last Four Digits of the Card Number, Transaction Amount, Auth Date, Auth Time, Auth Code, Settle Date, Process Date

9.2 Transaction files will be FTP'ed to NBO.

9.3 Transaction files will contain all qualified transactions available to CCI. A qualified transaction is a transaction made at a participating merchant with a registered card.

9.4 CCI will send matched transactions within 24 hours of receiving the "raw" settlement transaction from the merchant, merchant processor or other agent or entity used to obtain transaction information for the program.

9.4.1 CCI will notify NBO by email in the event transactions are unavailable from the merchant, merchant processor or other agent or entity on the prescribed delivery schedule.

9.4.2 NBO will be able to issue transaction problem inquiries to CCI via email. CCI will provide NBO a contact list for transaction problem resolution. CCI will respond to a transaction inquiry within one business day of an inquiry.

10.0 NBO will be responsible for all reporting to Consumers, Merchants and Groups.

11.0 NBO will be responsible for all ACH functions except in the case of PHH merchants and any other specialty relationship that may be entered into from time to time. See the Other Considerations section below.

12.0 CCI will host an IVR. See Registration Below.

13.0 When a new merchant or non-profit signs up on the program, they will be given a user name and password. NBO will assign this user name and password during the setup process and the Sales department will communicate it to the entity. Upon logging in for the first time to NBO's system, the merchant or non-profit will be prompted to change their user name and/or password.

13.1 NBO will provide a secure method of password recovery for merchants and non-profit organizations.

Registration

14.0 CCI will maintain card registration via the web site.

14.1 A supporter will log into NBO's site. NBO's system will send the user ID to CCI.

14.2 CCI will return a web page in a frameset containing current registered card information if the supporter is already registered. Otherwise CCI will return a registration web page in the frame.

14.3 The supporter can add and remove cards from within CCI's frame.

14.4 The supporter can access reports and create or modify NPO splits from HBO's site.

14.5 CCI will provide registration information to NBO in a file posted daily to an FTP site. This file will exclude full credit card numbers.

14.6 When a credit card holder registers their card, a CCI URL will be loaded in a frame. CCI will provide to NBO the URL NBO is to utilize.

14.6.1 NBO will define all frame parameters, such that the CCI frame keeps the look and feel of NBO.

14.6.2 CCI shall support Cascading Style Sheets CCS.

14.7 Only the last four digits of card numbers and type of card will be displayed to users who log in to CCI's site.

14.8 Registered cardholders will be able to add and remove credit cards. CCI will notify NBO with accurate enrollment and termination dates for added and removed cards.

14.9 NBO will connect to CCI via the Internet.

14.9.1 A SSL will be used for security.

14.9.2 CCI will maintain a 96% uptime on their web site and network. CCI will maintain 24-7 operation of their network.

14.9.3 CCI will respond to network problem requests within 10 minutes of requests from NBO.

14.9.4 CCI will, at NBO's request, supply accurate statistical information regarding network uptime and outages.

14.9.5 CCI will ensure a daily backup of data.

14.9.5.1 CCI will maintain an off-site backup

14.9.5.2 CCI will verify backup functionality on a semi-annual basis.

14.9.6 CCI will provide NBO with a plan defining comprehensive website testing, including a schedule. Website analysis will be performed in intervals no greater than semi-annually.

14.9.7 CCI will hold records of transactions for no less than 7 years, regardless of the length or term of its relationship with NBO.

14.9.8 CCI will maintain an audit record of changes to application programs including the login used to make the changes.

14.10 CCI's registration site will conform to basic industry standards for ease of use, navigation, reliability, and security.

14.11 CCI will provide a mechanism for recovering passwords that also conforms to basic industry standards for ease of use, navigation, reliability, and security.

15.0 Registered cardholders will be able to see how much they've contributed to their organization at www.childrens-heroes.com by using a report provided by NBO.

16.0 Credit card holders will be able to register their cards by completing a form and giving it to a non-profit group leader. The non-profit group leader will come to www.childrens-heroes.com to register the credit cards on behalf of the cardholders.

16.1 It will be the responsibility of the non-profit group leader to give the credit card holder the necessary information, including password, for the holder to log in. The credit card holder will then be able to change their password.

17.0 Credit card holders will also be able to register via a VRU. The VRU will be hosted by CCI. NBO will issue a code that credit card holders will use to identify themselves as participating in an NBO program during the registration process. Credit card holders will be able to contribute to multiple non-profit organizations through the VRU (enter multiple codes), and define the splits between the non-profit organizations.

17.1 CCI will maintain a 96% uptime on their VRU. CCI will maintain a 24-7 operation of their VRU and card registration services through the VRU.

17.2 CCI will provide VRU registrations to NBO within 24 hours of said registration.

17.3 CCI will host a toll-free number provided by NBO for this program.

17.4 CCI will provide a mechanism for registrants to login and identify themselves as the owner of a VRU registered card using the card number and a supported group. The card will then be associated the cardholders login. The cardholder can then update groups, view reports or remove the card from participating in the program in the same manner as any other registered card.

Other Considerations

18.0 The program shall evolve over time. A mechanism for change requests will be defined by CCI and mutually agreed upon.

18.1 CCI shall provide NBO with time and costs associated for program changes.

18.2 CCI shall inform NBO of enhancements made to their system for which NBO may utilize in its program at agreed upon terms

18.3 CCI will not restrict cards registered under Childrens-Heroes.

19.0 In the event the program ends as a result of CCI becoming unable to meet its obligations, CCI will make all transaction histories available to NBO, CCI will escrow all software and documentation used in this program, and all materials will be made available to NBO with 30 business days.

20.0 NBO and CCI may from time to time enter into special relationships. PHH is one example. Additional considerations, responsibilities and roles for splits, money transfer, reporting and other items must be defined at the appropriate time for such special arrangements.